Exhibit 99.1

              Electroglas Reports Sequential Increase in
                Revenue for Fourth-Quarter Fiscal 2003

   SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 5, 2004--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the fourth fiscal quarter ended December 31, 2003. Revenue for the fourth quarter was $14.3 million, a 32% increase from third fiscal quarter 2003 revenue of $10.8 million, and a 9% increase from fourth fiscal quarter 2002 revenue of $13.2 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $16.4 million, or $0.77 per share, compared with a net loss of $3.5 million, or $0.16 per share, for the third quarter of 2003, and a net loss of $25.2 million, or $1.19 per share, for the fourth quarter of 2002. On a non-GAAP basis, the net loss for the fourth quarter of 2003 was $5.7 million, or $0.27 per share, excluding $4.6 million of impairment charges, $0.4 million of restructuring charges and $7.2 million of other one-time charges for inventory and warranty provisions, which were offset by a $1.5 million gain on the sale of a product line. The company believes that this non-GAAP information provides further insight into the results of ongoing operations and is useful to enable informed comparisons between fiscal periods. At December 31, 2003, the company had cash and short-term investments of $31.9 million, or approximately $1.50 per share.
   Operating results for the fourth quarter improved as a result of: further headcount reductions and other cost-cutting measures initiated in the first quarter of fiscal 2003; final disposition and payment for the sale of the company's inspection business; lower cost of goods from the company's successful shift of its manufacturing operations to Singapore; and increased gross margin. Electroglas' continued focus on its historical expertise in the core wafer prober business and related opportunities in network test automation applications and final test resulted in a strong backlog for the fourth quarter.
   During the quarter, the company named Keith Barnes as chairman and CEO of Electroglas. Barnes is the former chairman and CEO of Integrated Measurement Systems (IMS), a publicly held company acquired by Credence Systems Corporation (Nasdaq:CMOS) in 2001.
   "We are pleased with the fourth-quarter increases in revenue and orders," said Barnes. "These reflect the steady improvement that we are seeing in our customers' businesses, both in semiconductor manufacturing and assembly and test, and generally, higher capacity utilization across the board, which has led to increased purchasing. We believe that our strategies and new products now in place position us well to benefit from what many industry analysts believe is the beginning of an industry upturn in 2004."

   First Fiscal Quarter 2004 Business Outlook

   Electroglas expects revenue for the first fiscal quarter of 2004 to increase sequentially. The company's current outlook targets revenue for the quarter in the range of $15 million to $16 million. Although this news release will be available on the company's website, the company disclaims any duty or intention to update these or any other forward-looking statements. Actual results may differ from the company's current business outlook as a result of factors described in the Safe Harbor Statement below.

   Investor Conference Call Details

   Electroglas' management plans to hold a teleconference on its fourth fiscal quarter results, along with its outlook for the first fiscal quarter of 2004, today beginning at 11:00 a.m. PT, 2:00 p.m. ET. Interested parties who wish to audit the teleconference may call
(719) 457-2679, access code 701968, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the company's website at www.electroglas.com. In addition, a telephonic replay will be available through February 12, 2004 at (719) 457-0820, access code 701968.

   About Electroglas

   Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

   Safe Harbor Statement

   This news release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry; Electroglas' business outlook and targeted first-quarter revenue range; the company's future performance and operational improvements; reductions in headcount and other cost-cutting measures; decrease in cost of goods and increase in gross margin; improvement in customers' businesses, with higher capacity utilization and increased purchasing; and the company's positioning and expectation of benefiting from the beginning of an industry upturn in 2004. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, prolonged downturn in the semiconductor and electronics industries, continued downturn or further decreases in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Further, the company's backlog is not necessarily indicative of revenues or sales in any future period. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

                          ELECTROGLAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per-share amounts)

                               Three months ended     Years ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
Net sales                       $14,341   $13,204   $44,967   $57,135
Cost of sales                    17,754    18,857    44,747    60,358
                               --------- --------- --------- ---------
Gross profit (loss)              (3,413)   (5,653)      220    (3,223)
Operating expenses:
  Engineering, research and
   development                    4,054     7,128    21,785    31,552
  Sales, general and
   administrative                 5,262     9,408    33,559    39,180
  Restructuring and impairment
   charges                        5,017     5,206    10,163     7,020
                               --------- --------- --------- ---------
    Total operating expenses     14,333    21,742    65,507    77,752
                               --------- --------- --------- ---------
Operating loss                  (17,746)  (27,395)  (65,287)  (80,975)
Interest income (expense), net     (528)     (304)   (2,822)      907
Gain on revaluation of warrants       -         -         -     2,264
Gain on sale of product lines     1,489         -     7,872         -
Other income (expense), net         (35)     (430)      112        32
                               --------- --------- --------- ---------
Loss before income taxes        (16,820)  (28,129)  (60,125)  (77,772)
Income tax benefit                 (397)   (2,911)   (1,153)   (4,141)
                               --------- --------- --------- ---------
Net loss                       $(16,423) $(25,218) $(58,972) $(73,631)
                               ========= ========= ========= =========

Basic and diluted net loss per
 share                           $(0.77)   $(1.19)   $(2.76)   $(3.49)
                               ========= ========= ========= =========

Shares used in basic and
 diluted calculations            21,417    21,125    21,343    21,068
                               ========= ========= ========= =========


Certain prior period amounts have been reclassified to conform with the current period presentation.

   Reconciliation of GAAP to Non-GAAP Financial Measures Financial
Information

   In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain charges, or one-time gains or benefits. Electroglas reports non-GAAP results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in Electroglas' business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

   The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to non-GAAP Net Loss:

                               Three months ended     Years ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               ---------------------------------------
GAAP loss before income taxes  $(16,820) $(28,129) $(60,125) $(77,772)
Non-GAAP adjustments
  Restructuring and impairment
   charges                        5,017     5,206    10,163     7,020
  Lease impairment  (in SG&A)         -     2,825     8,475     2,825
  Inventory write-down &
   provisions                     5,346     5,983     7,068     5,983
  Warranty charges                1,887         -     2,676         -
  Gain on sale of product lines  (1,489)        -    (7,872)        -
                               --------- --------- --------- ---------
Non-GAAP loss before income
 taxes                           (6,059)  (14,115)  (39,615)  (61,944)
Income tax benefit                 (397)   (2,911)   (1,153)   (4,141)
                               --------- --------- --------- ---------
Non-GAAP net loss               $(5,662) $(11,204) $(38,462) $(57,803)
                               ========= ========= ========= =========

Non-GAAP net loss per share      $(0.27)   $(0.53)   $(1.80)   $(2.74)
                               ========= ========= ========= =========




                          ELECTROGLAS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             December 31, December 31,
                                                2003         2002
                                             ------------ ------------
ASSETS
Current assets:
   Cash and short-term investments               $31,882      $58,155
   Accounts receivable, net                       12,029       10,771
   Inventories                                    14,383       26,650
   Prepaid expenses and other current assets       1,913        2,470
                                             ------------ ------------
         Total current assets                     60,207       98,046
Restricted cash                                        -        7,245
Long-term lease receivable                             -       41,055
Equipment and leasehold improvements, net         41,395       15,391
Other assets                                       9,070       11,443
                                             ------------ ------------
         Total assets                           $110,672     $173,180
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $6,819       $4,065
   Accrued liabilities                             9,942       16,088
                                             ------------ ------------
         Total current liabilities                16,761       20,153
Convertible subordinated notes                    33,630       33,169
Non-current liabilities                           10,016       11,813
Stockholders' equity                              50,265      108,045
                                             ------------ ------------
Total liabilities and stockholders' equity      $110,672     $173,180
                                             ============ ============

Certain prior period amounts have been reclassified to conform with the current period presentation.

    CONTACT: Electroglas, Inc.
             Candi Lattyak, 408-528-3801 (Investors)
             clattyak@electroglas.com
             Cristie Lynch, 408-528-3167 (Media)
             clynch@electroglas.com